Exhibit 99.1

WORCESTER, Mass., May 6, 2010 –

The Hanover Insurance Group Reports

First Quarter Results

First Quarter 2010 Financial Highlights

•	Net income of $41.8 million, or $0.87 per share, compared to net income of $25.8 million, or $0.50 per share, in the prior-year quarter

•	After-tax segment income of $32.0 million, or $0.66 per share, compared to $26.4 million, or $0.51 per share, in the prior-year quarter (1)

•	Combined ratio of 99.7%, compared to 101.1% in the prior-year quarter; ex-catastrophe combined ratio(2) of 94.5%, compared to 95.2% in the prior-year quarter

•	Net premiums written of $725.2 million, compared to $629.9 million in the prior-year quarter, an increase of 15.1%

•	Book value per share of $51.59 at March 31, 2010, compared to $49.72 per share at December 31, 2009, and $38.62 at March 31, 2009, an increase of 3.8% and 33.6%, respectively

Financial Highlights

	Quarter ended March 31
$ in millions, except per share amounts	2010	2009
Total Segment Income After Taxes(1)	$32.0	$26.4
Net Realized Investment Gains (Losses) and Other	10.2	(6.2)

Income from Continuing Operations	42.2	20.2
(Loss) Gain from Discontinued Operations	(0.4)	5.6

Net Income	$41.8	$25.8

Net Income Per Share (Diluted)	$0.87	$0.50

(1)	Segment income after tax and segment income after tax per share are non-GAAP measures. The reconciliation of these measures to the closest GAAP measure, income from continuing operations and income from continuing operations per share, is provided on page 11 of this press release.
(2)	Ex-catastrophe combined ratio is a non-GAAP measure. The combined ratio (which includes catastrophe losses) is the closest GAAP measure.

The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income for the first quarter of 2010 of $41.8 million, or $0.87 per share, compared to $25.8 million, or $0.50 per share, in the first quarter of the prior year. Net income for the first quarter of 2010 included $10.9 million, or $0.23 per share, of net realized investment gains, compared to a $6.1 million, or $0.12 per share, loss in the prior-year quarter. Net income for the prior-year quarter included a gain from discontinued operations of $5.6 million, or $0.11 per share, from our previously sold life businesses, compared to $0.4 million loss from discontinued operations in the first quarter of 2010.

Total Property and Casualty segment income before interest expense and taxes(1) was $57.7 million in the first quarter of 2010, compared to $49.9 million in the first quarter of the prior year. The pre-tax net impact of catastrophes was $34.4 million in the first quarter of 2010, compared to $37.4 million in the first quarter of 2009.

“I am very pleased with our Company’s performance in the quarter,” said Frederick H. Eppinger, chief executive officer at The Hanover. “It was a difficult weather quarter for the insurance industry as a whole, and accordingly, we had an elevated level of catastrophe losses. However, our core loss performance improved over prior periods and we were able to deliver a combined ratio below 100. We had industry-leading growth during the quarter, driven by recent investments we have made in our commercial and specialty businesses, both of which position us to achieve an improved earnings trajectory in future periods. As a result of this growth, our net written premiums in commercial lines were more than 50% of our total net written premiums in the quarter. We also continue to achieve rate increases, most notably in personal lines. And lastly, as a result of our earnings, unrealized investment gains and capital management actions, book value per share increased almost 4% for the quarter, as we continue to build value for our shareholders.”

The following table details segment income:

	Quarter ended March 31
$ in millions, except per share amounts	2010	2009
Personal Lines	$34.5	$3.1
Commercial Lines	22.8	47.6
Other Property and Casualty	0.4	(0.8)

Total Property & Casualty(1)	57.7	49.9
Interest expense on debt	(9.3)	(10.4)

Total pre-tax segment income(1)	48.4	39.5
Federal income tax expense	(16.4)	(13.1)

Total segment income after taxes (1)	$32.0	$26.4

Per share(1)	$0.66	$0.51

(1)

Total Property & Casualty, Total pre-tax segment income and Total segment income after taxes (and per share) are non-GAAP measures. See reconciliations to income from continuing operations, the closest GAAP measure, provided on page 11 of this press release.

The following table summarizes the components of the GAAP combined ratio:

	Quarter ended March 31
	2010	2009
Personal Lines losses (excluding catastrophes)	54.8%	59.7%
Personal Lines catastrophe-related losses	4.3%	7.1%
Total Personal Lines losses	59.1%	66.8%
Commercial Lines losses (excluding catastrophes)	44.9%	42.2%
Commercial Lines catastrophe-related losses	6.2%	4.2%
Total Commercial Lines losses	51.1%	46.4%
Total P&C Losses	55.6%	58.2%
Loss adjustment expenses	9.2%	9.6%
Policy acquisition and other underwriting expenses(1)	34.9%	33.3%
Combined Ratio	99.7%	101.1%
Combined Ratio (excluding catastrophes)	94.5%	95.2%

(1)	Policy acquisition and other underwriting expenses are reduced by installment fee revenues for purposes of the ratio calculation.

Personal Lines

Personal Lines pre-tax segment income was $34.5 million in the first quarter of 2010, compared to $3.1 million in the prior-year quarter. The Personal Lines GAAP combined ratio was 97.3% in the current quarter, compared to 106.4% in the prior-year quarter. Catastrophe-related losses were $15.8 million, or 4.3 points of the first quarter combined ratio in 2010, compared to $26.0 million, or 7.1 points in the prior-year quarter.

Excluding the pre-tax impact of catastrophes, Personal Lines pre-tax segment income would have been $50.3 million in the first quarter of 2010, compared to $29.1 million in the prior-year quarter.

The year-over-year increase in quarterly ex-catastrophe segment income is primarily the result of lower ex-catastrophe current accident year losses, driven by a lower frequency of losses. We attribute this to mix of business improvements and rate increases, as well as more benign weather losses in our homeowners line, compared to the first quarter of 2009.

Favorable development of prior-year loss reserves was $10.6 million in the first quarter of 2010, compared to $8.4 million in the first quarter of 2009, representing 2.9 points and 2.2 points of the Personal Lines combined ratio, respectively.

Additionally, included in the first quarter 2010 results was approximately $2 million of favorable loss adjustment expenses (LAE) reserve development principally related to a change in the cost factors used for establishing unallocated loss adjustment expense reserves.

Net premiums written were $349.6 million in the first quarter of 2010, compared to $347.2 million in the first quarter of 2009, an increase of 0.7%. Improved pricing and retention, partially offset by lower new business, drove the modest year-over-year growth.

Commercial Lines

Commercial Lines pre-tax segment income was $22.8 million in the first quarter of 2010, compared to $47.6 million in the first quarter of 2009. The Commercial Lines GAAP combined ratio was 102.7% in the first quarter of 2010, compared to 94.0% in the prior-year quarter. Catastrophe related losses were $18.6 million, or 6.2 points of the first quarter combined ratio in 2010, compared to $11.4 million, or 4.2 points in the prior-year quarter. Excluding the pre-tax impact of catastrophes, Commercial Lines pre-tax segment income would have been $41.4 million in the first quarter of 2010, compared to $59.0 million in the prior-year quarter, primarily due to higher underwriting expenses and lower prior-year favorable development of loss and LAE reserves.

The higher expenses reflect continued investments in our Commercial Lines businesses, including upfront costs associated with the recently announced renewal rights transaction, as well as investments in our westward expansion initiative and specialty businesses.

Favorable development of prior-year loss reserves was $12.6 million in the first quarter of 2010, compared to favorable development of $23.2 million in the first quarter of 2009, representing 4.2 points and 8.6 points of the Commercial Lines combined ratio, respectively.

Additionally, included in the first quarter 2010 results was approximately $8 million of favorable LAE development, principally related to a change in the cost factors used for establishing unallocated loss adjustment expense reserves. Loss adjustment expenses in the first quarter of 2009 included an approximate $10 million benefit to loss adjustment expenses related to the change in our LAE reserving methodology.

Ex-catastrophe accident year losses were lower in the current quarter when compared to the prior-year quarter, primarily driven by a lower frequency of losses in our commercial multiple peril line, which we attribute to more benign weather. This was partially offset by a higher incidence of property losses in our inland marine business, reported as a part of Other Commercial Lines.

Net premiums written were $375.3 million in the first quarter of 2010, an increase of $92.6 million, or 32.8%, over $282.7 million net premiums written in the first quarter of 2009. This increase reflects the implementation of the recently announced renewal rights transaction, as well as continued growth in our specialty businesses.

Other Property & Casualty

Other Property & Casualty’s pre-tax segment income was $0.4 million in the first quarter of 2010, compared to a segment loss of $0.8 million in the prior-year quarter. The increase was primarily driven by lower pension expense related to retained pension liabilities from previously disposed life businesses, partially offset by lower net investment income.

Discontinued Operations

Discontinued Operations include several exited businesses, as well as results of the accident and health business, which was discontinued in 1998.

The net loss on discontinued operations in the first quarter of 2010 was $0.4 million, compared to a net gain of $5.6 million in the first quarter of 2009. The gain in the prior-year quarter was primarily driven by changes in estimates in our indemnification liabilities associated with our previously sold life business.

Investment Results

Net investment income from continuing operations decreased by $3.8 million, to $61.1 million for the first quarter of 2010, compared to $64.9 million in the same period of 2009. This decrease is primarily due to the utilization of fixed maturities to fund certain corporate actions, such as the 2009 stock and corporate debt repurchases and a $100 million contribution to the company’s pension plan on January 4, 2010. The impact of lower new money yields during the last 12 months also contributed to the decline.

In the first quarter of 2010, the company recognized pre-tax net investment gains of $13.6 million, primarily from sales of fixed maturity and equity securities, which were partially offset by impairment charges of $2.7 million, principally on fixed maturities. In the first quarter of 2009, the company recognized impairments of $16.5 million on fixed maturities and perpetual preferred securities, partially offset by pre-tax net realized gains of $10.4 million, primarily from sales of fixed maturities.

Realized gains/(losses) related to continuing operations:

$ in millions	Quarter ended March 31, 2010	Quarter ended March 31, 2009
Net gains on sales of securities	$13.6	$10.4
Impairments:

Investment grade fixed maturities	(1.6)	—
Below investment grade fixed maturities	(0.8)	(8.8)
Perpetual preferred securities	—	(7.7)
Equity securities	(0.3)	—

Total net realized gains (losses)	$10.9	$(6.1)

Investment Portfolio

The Company held $5.1 billion in cash and investment assets at March 31, 2010, including cash and investment assets associated with the discontinued accident and health business.

Fixed maturities and cash represented 99% of our investment portfolio. Approximately 93% of our fixed maturity portfolio is rated investment grade. Net unrealized investment gains increased $57.6 million during the quarter, from $106.4 million at December 31, 2009 to $164.0 million at March 31, 2010.

As of March 31, 2010, the Company had no investment exposure to non-US sovereign debt obligations.

Book Value and Other Items

The following exhibit provides a roll forward of book value for the quarter ended March 31, 2010:

	$ Amounts	$ per share
$ in millions, except per share	Quarter Ended March 31, 2010	Quarter Ended March 31, 2010
Beginning of Period Book Value	$2,358.6	$49.72
Net Income
Continuing Operations	42.2	0.88
Discontinued Operations	(0.4)	(0.01)
Change in AOCI, net of tax
Change in Pension and Postretirement Related Benefits	1.6	0.04
Change in Net Unrealized Investment Losses	37.4	0.84
Dividend	(12.3)	(0.25)
Common Stock Activity
Accelerated Stock Repurchase Program	(100.9)	—
Other Stock Repurchases	(25.1)	—
Other, net	1.1	—
Common Stock Net Activity, per share	—	0.37

Ending of Period Book Value	$2,302.2	$51.59

During the first quarter 2010, the company repurchased approximately 2.3 million shares of its common stock for approximately $100.9 million (subject to adjustment) under an Accelerated Stock Repurchase Transaction, and approximately 610,000 shares for $25.1 million through open market repurchases. At March 31, 2010, the company had approximately $65 million of capacity remaining under its $400 million stock repurchase program.

As was previously announced on February 18, 2010, the company successfully completed a senior unsecured offering of $200 million aggregate principal amount of its 7.50% senior notes due March 1, 2020. As of March 31, 2010, the company carried $632.3 million of total debt, which represents financial leverage (which is defined as the ratio of total debt to total capital) of 21.5%, with no consideration of equity credit for subordinated debt.

Earnings Conference Call

The Hanover will host a conference call to discuss the company’s first quarter results on Friday, May 7, 2010 at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany our prepared remarks and has been posted on our Web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s Web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this Web site approximately two hours after the call.

Statistical Supplement

The Hanover’s first quarter earnings news release and statistical supplement are available in the Investors section at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above referenced conference call, may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections which involve significant judgment and not guarantees of future performance, and actual results could differ materially. In particular, statements in this press release regarding “an improved earnings trajectory in future periods” and statements in the above referenced conference call regarding expectations for 2010 and beyond, including with respect to net written premium and policies in force growth, retention, new business growth, the ability to achieve rate increases, net investment income, the potential impact of capital actions and business investments, our financial strength, accident year loss ratios, the impact of product, account-based and geographic mix changes on future profitability, prior-year loss and loss adjustment expense reserve development from our continuing and run-off operations, segment income, expenses and expense ratios, effective tax rates, weighted shares outstanding and returns on equity are forward-looking statements. Statements regarding the possible impact of the current economic conditions on our business and investment portfolio, and with respect to the anticipated pricing environment, are also forward looking statements. Investors should consider the risks and uncertainties in our business and under current financial market conditions that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues such as “Chinese drywall” where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, product demand, losses and competitor actions; and (iv) the uncertainties in current circumstances of future rating agency requirements, which could affect the company as well as the company’s investment portfolio.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather, the uncertainty in estimating weather-related losses, the uncertainties in estimating property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business), the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope (or a change in the so-called Kreiner standard for suing for non-economic losses resulting from an automobile accident in Michigan), the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions (such as our Management Liability products and expansion into health care product coverages) and expansion in geographic areas, including our western expansion, the impact of the company’s recent acquisitions or the renewal rights transaction with OneBeacon Insurance Company, adverse loss development and adverse trends in mortality and morbidity and medical costs, changes in frequency and loss trends, the ability to improve renewal rates and increase new property and casualty policy counts, investment impairments (which may be affected by, among other things, our ability and willingness to hold investment assets until they recover in value), heightened competition (including increasing rate pressure, particularly in Commercial Lines), the continued deterioration of the economic environment, particularly in the state of Michigan, where the company has a significant portion of its business, adverse state and federal legislation or regulation or regulatory actions (including in the state of Michigan where there are legislative efforts to require prior regulatory approval of insurance rates, eliminate the use of insurance credit scores in rating policies, require insurers to make “low cost” policies available and there is an initiative to require a roll back in insurance rates), financial ratings actions, uncertainties in estimating indemnification liabilities recorded in conjunction with indemnity obligations undertaken in connection with the sale of various businesses, including our former life companies, and increased uncertainties in general economic conditions and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments or the inability to collect from reinsurers and the performance of the discontinued voluntary pools, including the inherent uncertainty regarding the types of claims in such pools and the uncertainty whether the reserves would be sufficient. Comments referring to the net written premium growth, business mix, future profitability and premiums earned as a result of the OneBeacon Insurance Group renewal rights deal or the acquisition of Campania, Inc. are forward-looking statements.

Non-GAAP financial measures

The Hanover uses non-GAAP financial measures as important measures of the company’s operating performance, including total segment income, segment income after tax, segment income after-tax per share, and measures of segment income and loss ratios excluding catastrophe losses and reserve development. After-tax segment income EPS (sometimes referred to as “after-tax segment income per share”) is a non-GAAP measure. It is defined as net income (loss) excluding the after-tax impact of net realized investment gains (losses), as well as results from discontinued operations for a period divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the Annual Report on pages 77-79.

Segment income (Property and Casualty segment income) is net income, excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Segment income is the sum of the segment income from: Personal Lines, Commercial Lines, and Other Property and Casualty. The Hanover believes that measures of total segment income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Reserve development, which can be favorable or unfavorable, represents changes in our estimate of the costs to pay claims from prior years. We believe that a discussion of segment income excluding reserve development is helpful to investors since it provides insight into both our estimate of current year accident results and the accuracy of prior-year estimates.

Income from continuing operations is the most directly comparable GAAP measure for total segment income (and total segment income after tax) and measures of segment income that exclude the effects of catastrophe losses or reserve development. Segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for net income determined in accordance with GAAP. A reconciliation of income from continuing operations to segment income for the quarters ended March 31, 2010 and 2009 is set forth in the table at the end of this document and in the statistical supplement.

Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses. The presentation of loss ratios calculated excluding the effects of catastrophe losses should not be construed as a substitute for loss ratios determined in accordance with GAAP.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 30 property and casualty insurers in the United States.

Contact Information

Investors: Robert P. Myron E-mail: rmyron@hanover.com	Media: Michael F. Buckley E-mail: mibuckley@hanover.com
1-508-855-2200	1-508-855-3099

Oksana Lukasheva

E-mail: olukasheva@hanover.com

1-508-855-2063

Definition of Reported Segments

Continuing operations include three Property and Casualty operating segments: Personal Lines, Commercial Lines, and Other Property and Casualty. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety bonds, and inland marine. The Other Property and Casualty segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

The following is a reconciliation from segment income to net income(1):

	Quarter ended March 31
	2010		2009
$ in millions except per share	$	Per Share(2)	$	Per Share(2)
Property and Casualty
Personal Lines	$34.5		$3.1
Commercial Lines	22.8		47.6
Other Property & Casualty	0.4		(0.8)

Total Property and Casualty	57.7		49.9
Interest expense on debt	(9.3)		(10.4)

Total segment income	48.4	$1.00	39.5	$0.77
Federal income tax expense on segment income	(16.4)	(0.34)	(13.1)	(0.26)

Total segment income after taxes	32.0	0.66	26.4	0.51
Net realized investment gains (losses)	10.9	0.23	(6.1)	(0.12)
Other non-segment items	—	—	(0.1)	—
Federal income tax on non-segment income	(0.7)	(0.01)	—	—

Income from continuing operations	42.2	0.88	20.2	0.39
Discontinued operations (net of taxes):
Gain from discontinued FAFLIC business	—	—	5.0	0.10
Loss from discontinued accident and health business	(0.6)	(0.01)	(3.3)	(0.06)
Gain on disposal of variable life and annuity business	0.2	—	3.9	0.07

Net income	$41.8	$0.87	$25.8	$0.50
Weighted average shares		48.2		51.4

(1)

The separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

(2)	Per share data is per diluted share of common stock.